Exhibit 99.1

Dear Fellow Shareholders,

As I reflect on the last five months since I moved into the Executive Chairman’s role, I couldn’t be more pleased. We had a very good year financially and entered 2026 with a strong annual tactical plan and a promising three-year strategic plan that continues to focus on helping our clients achieve security, build wealth and realize their dreams while working to ensure that the bank can be here for another 160 years.
The company and the bank continue to benefit from strong, consistent executive leadership. Under Andrea Short’s direction as CEO of the holding company and Bank, alongside Kevin Murphy, President of the Bank and Brett Bauer Executive Vice President and Chief Financial Officer of both, our future is in great hands. These are colleagues who believe in our mission, live our values every day and have delivered on our commitments to our clients, our communities and each of you. I know they will lead the company and the bank well.
I wanted you to know that over the past two years I have been undergoing various treatments for bladder cancer. For periods of time that cancer has been in remission. I have been able to work during most of the time I have been undergoing treatments. This cancer will be with me for the rest of my life, and it is to be managed, not eradicated. Now the cancer has returned, and I am starting a new chemo protocol that will keep me working remotely out of the bank and out of public contact for at least the next 9 weeks. However, I am optimistic about this protocol and plan to work as much as possible throughout these treatments.
I am blessed to work with talented colleagues, a strong executive leadership team and a committed board who believe in our values. They are committed to 1st Source being a strong community bank helping our clients and the communities we serve achieve security, build wealth, and realize their dreams!
I appreciate your prayers and support. You can be sure I will continue to try to do what is best for the bank, for our family, for our colleagues, and for you.
Yours,
Chris
Christopher J. Murphy III
Executive Chairman